Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Lubrizol Announces Earnings from Continuing Operations of $.92 per Share Increased 26% in the Second Quarter of 2006
•	Excluding restructuring and impairment charges, earnings from continuing operations of $.94 per share increased 21%

•	Revenues up 10% to $1 billion, reflecting improvements in price and mix and higher volume

•	Record quarterly results for the Specialty Chemicals segment: volume, revenues and operating income

•	Guidance for 2006 EPS from continuing operations raised, anticipating 20% to 24% growth vs. 2005 EPS from continuing operations, excluding restructuring and impairment charges
CLEVELAND, Ohio, July, 27, 2006 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings from continuing operations for the second quarter ended June 30, 2006 were $63.5 million or $.92 per diluted share, including a restructuring charge of $.02 per diluted share. Comparable earnings from continuing operations for the second quarter of 2005 were $50.2 million or $.73 per diluted share, which included a restructuring and impairment charge of $.05 per diluted share related to the closure of manufacturing facilities.
Q2 Consolidated Results Detail
Excluding restructuring and impairment charges, adjusted earnings from continuing operations were $64.8 million, or $.94 per diluted share, for the second quarter of 2006 compared to $53.8 million, or $.78 per diluted share, for the second quarter of 2005.
Earnings for the second quarter of 2006 increased compared to the prior-year second quarter primarily as a result of improvements in the combination of price and product mix and higher volume, which offset higher raw material costs, higher taxes and unfavorable currency. The $.02 per diluted share restructuring charge primarily related to the phase-out of the lubricant additives manufacturing facility located in Bromborough, United Kingdom, which began in January 2005.
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Consolidated revenues for the quarter increased 10 percent to $1.04 billion compared to $942 million in the second quarter of 2005. Improvements in the combination of selling price and product mix increased revenues by 10 percent and volume increased 1 percent compared to the strong second quarter a year ago. Currency had a 1 percent unfavorable impact on revenues in the second quarter.
Discontinued operations in the quarter related to the divestiture of two businesses: Food Ingredients and Industrial Specialties (FIIS), which closed on May 1, 2006, and Pharmaceutical Actives and Intermediates (A&I), which closed on May 23, 2006. These transactions concluded the divestiture program that was reviewed in the company’s July 27, 2005 earnings teleconference.
Discontinued operations had a net loss of $12.4 million or $.18 per diluted share for the second quarter 2006. This consisted of three parts: $4.7 million for costs associated with the completion of the transaction; taxes of $7.8 million related to the taxable gain on sale; and operating income of $0.1 million. The two divested businesses previously were part of the Specialty Chemicals segment. Most of FIIS and all of A&I were part of the Consumer Specialties product line. A small portion of the FIIS divestiture was part of the Performance Coatings product line.
Six Months Results
For the first six months of 2006, consolidated revenues increased 13 percent to $2.03 billion compared to $1.79 billion for the first six months of 2005. Consolidated earnings from continuing operations were $109.3 million or $1.58 per diluted share, including a pre-tax restructuring charge of $3.6 million or $.04 per diluted share. Earnings from continuing operations for the first six months of 2005 were $90.3 million, or $1.32 per diluted share, including a pre-tax restructuring and impairment charge of $11.5 million or $0.11 per diluted share. Excluding the restructuring and impairment charges in both periods, earnings from continuing operations of $1.62 per diluted share for the first six months of 2006 increased 13 percent compared to $1.43 per diluted share in the first half of 2005.
Quarterly Segment Results
Second quarter 2006 revenues in the Lubricant Additives segment of $678.4 million were 12 percent higher than the second quarter of 2005. The 2006 trend of solid demand continued through the second quarter, with volume up 4 percent from the strong first quarter of 2006. Compared to the year-earlier quarter, revenues primarily increased as a result of a 14 percent improvement in the combination of price and product mix. Average raw material cost in the quarter increased 19 percent compared to the second quarter of 2005. Price increases were implemented successfully in the quarter in response to higher raw material costs. Lubricant Additives segment operating income of $89.8 million in the quarter increased 8 percent compared to the second quarter of 2005.
The Specialty Chemicals segment reported record quarterly results for volume, revenues and segment operating income. Segment revenues of $362.7 million in the second quarter of 2006 increased 8 percent compared to $337.0 million in the second quarter of 2005. Volume increased 9 percent compared to the second quarter of 2005, which more than offset a 1 percent decrease in revenues from unfavorable currency. Average raw material cost for the segment was unchanged from the prior-year period.
Second quarter Specialty Chemicals segment revenues by product line consisted of $93.3 million for Consumer Specialties, $138.6 million for Performance Coatings and $130.8 million for
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Specialty Materials. Specialty Chemicals segment operating income was $48.4 million for the second quarter and increased 28 percent compared to the second quarter of 2005.
In the Consumer Specialties product line, revenues increased 5 percent compared to the very strong second quarter of 2005. The year-ago quarter was marked by atypical order patterns attributable to pipeline filling for customer product launches. Volume and revenues for surfactants increased modestly over the year-ago period as the business improvement initiatives for these products were implemented. Consumer Specialties launched two new personal care products in the quarter, including a new hair fixative targeted for the growing Latin American market.
In the Performance Coatings product line, revenues were unchanged compared to the second quarter of 2005 largely due to changes in regional sales mix that offset volume gains. Volume increased 3 percent over the prior-year quarter, with the Asia-Pacific region posting double-digit gains. Growth of textile coatings in the Asia-Pacific region continued to accelerate. Overall in the quarter, Performance Coatings improved product line profitability by sharpening its focus on selected product areas and increasing its emphasis on targeted customer segments.
In the Specialty Materials product line, revenues increased 19 percent compared to the second quarter a year ago driven by increases in volume in both the TempRite® engineered polymer and Estane® thermoplastic polyurethane (TPU) businesses. Conversion to TempRite engineered polymers from metals continued as copper and steel pricing remained high. Despite the declining trend in housing starts in the first half of 2006, shipments of TempRite plumbing products in North America have been steady. Shipments of TempRite products into the Middle East and Asia-Pacific reflected high levels of construction activity. Estane® TPU volume increased compared to the year-ago quarter, which more than offset the unfavorable impact of sales mix and currency. Volume increases for Estane TPU are attributed to higher demand in wire and cable, hose and tube, and other industrial applications.
Earnings Outlook
The company updated its guidance for earnings from continuing operations issued on May 1. The company’s new guidance for 2006, including restructuring charges of approximately $.10 per diluted share related to the previously announced closure of manufacturing facilities, is in the range of $2.90 to $3.00 per diluted share. Excluding restructuring charges, guidance for 2006 adjusted earnings from continuing operations is in the range of $3.00 to $3.10 per diluted share. On a continuing operations basis, 2005 earnings were $2.35 per diluted share, including restructuring and impairment charges of $.15 per diluted share. Excluding restructuring and impairment charges, 2005 adjusted earnings from continuing operations were $2.50 per diluted share. Compared to $2.50 in 2005, 2006 adjusted earnings per diluted share from continuing operations are projected to increase 20 to 24 percent.
Key assumptions in the 2006 guidance include:
•	Revenue growth of approximately 12 percent over 2005;

•	STAR expenses to be approximately 14 percent of revenues for the year;

•	Pricing actions will be sufficient to address raw material cost increases, barring any significant spikes;

•	An effective tax rate of 35.4 percent;
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•	Stock option expense of $0.03 per share, related to the adoption of SFAS 123R;

•	Incremental global pension expense of approximately $0.09 per share;

•	Restructuring charges of approximately 10 million dollars, primarily related to the closure of the U.K. lubricant additive facility.
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said, “I am very pleased with the overall performance of our business. Improvements in pricing and mix and steady demand for our products drove earnings growth this quarter. Demand is likely to remain solid through the end of the year, unless there are major global economic disruptions.
“In our drive to build a strong foundation for success in 2006 and beyond, we are focused on improving operating profitability and efficiencies, generating organic growth and strengthening the portfolio of our product lines and technologies.
“We saw improvement in our operating margins for the quarter. In our Lubricant Additives segment, we continued to address raw material cost pressures successfully through appropriate pricing actions. Across both segments of our organization, we also achieved efficiency gains that enabled faster and better technology development, improved operations and enhanced realization of commercial opportunities.
“We have been diligent in working to improve the financial performance of our largest product lines: Engine Additives and Performance Coatings. In Engine Additives, our investments in productivity improvements in our operating plants and test facilities are contributing to our earnings improvement. We have made good progress this year in beginning to restore Engine Additives profitability to levels prior to the significant raw material increases, but we are still not there yet. Achieving improved returns in the Engine Additives product line is necessary to sustain the technology and capital investment required to meet the global emission and fuel economy needs of the future. In addition, our Performance Coatings business turnaround is advancing and has reached a point to justify additional investment for technology and global expansion.
“Our organic growth initiatives are well underway. We are seeing good volume growth for our products in the developing markets of Asia-Pacific and Latin America. Almost all product lines can point to gains in these regions, particularly in China. Our product development pipeline has generated a number of products either ready to launch or in plant trials. These include new lubricant additives that are needed to meet the next generation of OEM requirements, as well as new personal care, coatings and specialty materials offerings.
“Looking ahead, our businesses are healthy and our cash balances are substantial. Combined with the proceeds from our recent divestitures, we have ample resources to fund debt reduction, organic growth and acquisitions.”
Conference Call on the Web
An audio webcast of the second quarter earnings conference call with investors will be available today live at 1:00 p.m. Eastern time on the investor earnings release site of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.
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About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation, a Fortune 500 company, owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2005 were $3.6 billion, excluding operations discontinued in 2006 that had 2005 revenues of $0.4 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Net sales	$1,039.9	$941.6	$2,023.4	$1,789.6
Royalties and other revenues	1.2	0.7	1.9	1.5

Total revenues	1,041.1	942.3	2,025.3	1,791.1
Cost of sales	774.5	694.9	1,513.0	1,313.1
Selling and administrative expenses	85.7	86.5	178.9	172.1
Research, testing and development expenses	52.6	49.2	102.3	97.7
Amortization of intangible assets	5.9	5.9	11.7	11.8
Restructuring and impairment charges	1.8	5.4	3.6	11.5

Total costs and expenses	920.5	841.9	1,809.5	1,606.2
Other (expense) income — net	(0.3)	0.6	(1.8)	1.2
Interest expense — net	21.0	24.9	44.1	49.4

Income from continuing operations before income taxes	99.3	76.1	169.9	136.7
Provision for income taxes	35.8	25.9	60.6	46.4

Income from continuing operations	63.5	50.2	109.3	90.3
Discontinued operations — net of tax	(12.4)	9.9	(73.1)	18.3

Net income	$51.1	$60.1	$36.2	$108.6

Basic earnings (loss) per share
Continuing operations	$0.92	$0.74	$1.60	$1.33
Discontinued operations	(0.18)	0.14	(1.07)	0.27

Net income per share, basic	$0.74	$0.88	$0.53	$1.60

Diluted earnings (loss) per share
Continuing operations	$0.92	$0.73	$1.58	$1.32
Discontinued operations	(0.18)	0.14	(1.06)	0.27

Net income per share, diluted	$0.74	$0.87	$0.52	$1.59

THE LUBRIZOL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	June 30,	December 31,
	2006	2005
Assets
Cash and short-term investments	$491.5	$262.4
Receivables	614.6	585.6
Inventories	544.8	586.0
Other current assets	91.2	138.3

Total current assets	1,742.1	1,572.3
Property and equipment — net	1,072.4	1,184.4
Goodwill and intangible assets — net	1,441.2	1,543.4
Investments and other assets	61.6	66.2

Total	$4,317.3	$4,366.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$14.9	$7.9
Accounts payable	349.4	372.2
Accrued expenses and other current liabilities	264.0	284.8

Total current liabilities	628.3	664.9
Long-term debt	1,608.7	1,662.9
Other noncurrent liabilities	408.7	420.3

Total liabilities	2,645.7	2,748.1

Minority interest in consolidated companies	48.8	51.0

Shareholders’ equity	1,622.8	1,567.2

Total	$4,317.3	$4,366.3

THE LUBRIZOL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Six Months
	Ended June 30,
	2006	2005
Cash provided by (used for):

Operating activities:
Net income	$36.2	$108.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	82.4	91.7
Restructuring and impairment charges	61.0	5.1
Net change in working capital	(147.5)	(92.5)
Other items — net	57.5	32.8

Total operating activities	89.6	145.7

Investing activities:
Capital expenditures	(62.2)	(58.6)
Net proceeds from divestitures and sales of property and equipment	275.4	3.5
Other items — net	(0.7)	(0.3)

Total investing activities	212.5	(55.4)

Financing activities:
Changes in short-term debt, net	6.9	(3.7)
Repayments of long-term debt	(57.7)	(125.0)
Dividends paid	(35.5)	(35.0)
Proceeds from the exercise of stock options	10.3	32.3

Total financing activities	(76.0)	(131.4)

Effect of exchange rate changes on cash	3.0	(15.8)

Net increase (decrease) in cash and short-term investments	229.1	(56.9)

Cash and short-term investments at the beginning of period	262.4	335.9

Cash and short-term investments at the end of period	$491.5	$279.0

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenues from External Customers:
Lubricant Additives	$678.4	$605.3	$1,306.0	$1,118.8
Specialty Chemicals	362.7	337.0	719.3	672.3

Total revenue	$1,041.1	$942.3	$2,025.3	$1,791.1

Segment operating income:
Lubricant Additives	$89.8	$83.2	$164.4	$151.0
Specialty Chemicals	48.4	37.7	92.9	76.6

Total segment operating income	138.2	120.9	257.3	227.6
Corporate expenses	(12.6)	(14.7)	(34.0)	(29.4)
Corporate other (expense) income — net	(3.5)	0.2	(5.7)	(0.6)
Restructuring and impairment charges	(1.8)	(5.4)	(3.6)	(11.5)
Interest expense — net	(21.0)	(24.9)	(44.1)	(49.4)

Income from continuing operations before income taxes	$99.3	$76.1	$169.9	$136.7

The Lubrizol Corporation
Supplemental Financial Information — Second Quarter 2006
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted for the Three and Six Months Ended June 30, 2006 and 2005
(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	2nd Quarter 2006			2nd Quarter 2005
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$99.3	$63.5	$0.92	$76.1	$50.2	$0.73
Adjustments:
Restructuring and impairment charges	1.8	1.3	$0.02	5.4	3.6	0.05

Earnings as adjusted (Non-GAAP)	$101.1	$64.8	$0.94	$81.5	$53.8	$0.78

	Six Months Ended			Six Months Ended
	June 30, 2006			June 30, 2005
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$169.9	$109.3	$1.58	$136.7	$90.3	$1.32
Adjustments:
Restructuring and impairment charges	3.6	2.5	0.04	11.5	7.7	0.11

Earnings as adjusted (Non-GAAP)	$173.5	$111.8	$1.62	$148.2	$98.0	$1.43

The Lubrizol Corporation
Summary of Discontinued Operations
Results for the Three and Six Months Ended June 30, 2006 and 2005
(In Millions, Except Per Share Data)

Earnings as adjusted from discontinued operations (Non-GAAP) is a measure of income that differs from earnings (loss) from operations of discontinued operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted from discontinued operations (Non-GAAP) is earnings (loss) from operating results of discontinued operations per our consolidated results, adjusted for exclusion of impairment charges. Management believes that both earnings (loss) from operating results of discontinued operations and earnings as adjusted from discontinued operations for exclusion of these impairment charges assist the investor in understanding the results of operations of the discontinued operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings (loss) from operating results of discontinued operations and earnings as adjusted from discontinued operations.

	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Discontinued operations, net of tax:
Earnings (loss) from operating results of discontinued operations	$0.1	$9.9	$(59.7)	$18.3
Loss on sale of discontinued operations	(12.5)	—	(13.4)	—

Total Discontinued Operations, net of tax	$(12.4)	$9.9	$(73.1)	$18.3

Computation of Shares Outstanding Amounts:
Weighted Average Common Shares Outstanding	68.6	68.0	68.5	67.7
Dilutive effect of stock options and awards	0.6	0.7	0.6	0.8

Denominator for per share calculation, diluted	69.2	68.7	69.1	68.5

Diluted (Loss) Earnings per Share:
Operating Results of Discontinued Operations, net of tax	$0.00	$0.14	$(0.86)	$0.27
Loss on Sale of Discontinued Operations, net of tax	(0.18)	—	(0.20)	—

Diluted (loss) earnings per share of discontinued operations, net of tax	$(0.18)	$0.14	$(1.06)	$0.27

Reconciliation of Earnings (Loss) from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations:
Earnings (loss) from operating results of discontinued operations	$0.1	$9.9	$(59.7)	$18.3
Adjustment: Impairment charges, net of tax	—	—	(60.6)	—

Earnings as adjusted from discontinued operations (Non-GAAP)	$0.1	$9.9	$0.9	$18.3

Reconciliation of Earnings (Loss) from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations on a per share basis:
Earnings (loss) from operating results of discontinued operations	$0.00	$0.14	$(0.86)	$0.27
Adjustment: Impairment charges, net of tax	—	—	(0.87)	—

Earnings as adjusted from discontinued operations (Non-GAAP)	$0.00	$0.14	$0.01	$0.27